Consent of Independent Auditors



The Board of Directors
Downey Financial Corp.:

We consent to incorporation by reference in the registration statement (No.333-30483) on Form S-8 of Downey Financial Corp. of our report dated January 17, 2001, relating to the consolidated balance sheets of Downey Financial Corp. as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Downey Financial Corp.


                                  /s/ KPMG LLP
                                  ------------
Los Angeles, California
March 6, 2001


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